Exhibit 99.13

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

Dated as of January 17, 2020

Among

NUTRITION & BIOSCIENCES, INC.

as Company

THE LENDERS NAMED HEREIN

as Lenders

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

CREDIT SUISSE AG

as Syndication Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,

CREDIT SUISSE LOAN FUNDING LLC,

COBANK ACB,

BNP PARIBAS,

CITIBANK, N.A.

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents

i

(continued)

(continued)

(continued)

Page

Schedules

Schedule I – Commitments Schedule

5.02(a) – Existing Liens

Exhibits

Exhibit A-1 – Form of 3-Year Tranche Note

Exhibit A-2 – Form of 5-Year Tranche Note

Exhibit B – Form of Notice of Borrowing

Exhibit C – Form of Assignment and Assumption

Exhibit D – Tax Forms

Exhibit E – Form of Solvency Certificate

Exhibit F – Form of Guaranty

Exhibit G – Form of Icon Debt Assumption Supplement

TERM LOAN CREDIT AGREEMENT

Dated as of January 17, 2020

NUTRITION & BIOSCIENCES, INC., a Delaware corporation (including any successor by merger thereto pursuant to the Neptune Transactions, the “Company”), the banks, financial institutions and other institutional lenders (the “Lenders”) party hereto from time to time, and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“3-Year Tranche Advance” means an advance by a 3-Year Tranche Lender to the Company as part of a Borrowing from each of the 3-Year Tranche Lenders pursuant to Section 2.01(a), and includes a Base Rate Advance or a Eurocurrency Rate Advance.

“3-Year Tranche Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “3-Year Tranche Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate 3-Year Tranche Commitments of all of the Lenders is $625,000,000.

“3-Year Tranche Lender” means each Lender with a 3-Year Tranche Commitment or that holds a 3-Year Tranche Advance.

“3-Year Tranche Maturity Date” means the date that is the third anniversary of the Closing Date.

“3-Year Tranche Note” means a promissory note of the Company payable to any 3-Year Tranche Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the 3-Year Tranche Advances made by such 3-Year Tranche Lender to the Company.

“5-Year Tranche Advance” means an advance by a 5-Year Tranche Lender to the Company as part of a Borrowing from each of the 5-Year Tranche Lenders pursuant to Section 2.01(b), and includes a Base Rate Advance or a Eurocurrency Rate Advance.

“5-Year Tranche Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “5-Year Tranche Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate 5-Year Tranche Commitments of all of the Lenders is $625,000,000.

“5-Year Tranche Lender” means each Lender with a 5-Year Tranche Commitment or that holds a 5-Year Tranche Advance.

“5-Year Tranche Maturity Date” means the date that is the fifth anniversary of the Closing Date.

“5-Year Tranche Note” means a promissory note of the Company payable to any 5-Year Tranche Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the 5-Year Tranche Advances made by such 5-Year Tranche Lender to the Company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means each 3-Year Tranche Advance and 5-Year Tranche Advance, as applicable.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the recital of parties.

“Agent’s Account” means the account of the Agent maintained by the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Group Member from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means as of any date, with respect to any Base Rate Advance or Eurocurrency Rate Advance, as the case may be, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below under the applicable caption:

	3-Year Tranche		5-Year Tranche
Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1
A+ / A1 or above	0.000%	0.750%	0.000%	0.875%
Level 2
A / A2	0.000%	0.875%	0.000%	1.000%
Level 3
A- / A3	0.000%	1.000%	0.125%	1.125%
Level 4
BBB+ / Baa1	0.125%	1.125%	0.250%	1.250%
Level 5
BBB / Baa2	0.250%	1.250%	0.375%	1.375%
Level 6
BBB- / Baa3	0.500%	1.500%	0.625%	1.625%
Level 7
Lower than Level 6	1.000%	2.000%	1.125%	2.125%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Morgan Stanley, Credit Suisse Loan Funding LLC, CoBank ACB, BNP Paribas, Citibank, N.A. and JPMorgan Chase Bank, N.A., each in its capacity as a joint lead arranger and joint bookrunner for the term loan facility provided under this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Authorization” means an authorization, consent, approval, resolution, license exemption, filing or registration (including, without limitation, Environmental Permits).

“Bail-In Action” has the meaning specified in Section 9.14.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)    the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate;

(b)    1/2 of one percent per annum above the Federal Funds Rate; and

(c)    the ICE Benchmark Administration Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the LIBOR Screen Rate at approximately 11:00 A.M. London time on such day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Parent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Screen Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Parent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent and the Parent decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides (in consultation with the Parent) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR Screen Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Screen Rate permanently or indefinitely ceases to provide the LIBOR Screen Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Screen Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Screen Rate announcing that such administrator has ceased or will cease to provide the LIBOR Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Screen Rate, which states that the administrator of the LIBOR Screen Rate has ceased or will cease to provide the LIBOR Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate announcing that the LIBOR Screen Rate is no longer representative and such circumstances are unlikely to be temporary.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, and, in each case, consented to by the Parent in writing (such consent not to be unreasonably withheld or delayed), and notified to the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Screen Rate and solely to the extent that the LIBOR Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR

Screen Rate for all purposes hereunder in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Screen Rate for all purposes hereunder pursuant to Section 2.22.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means Advances of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Advances, as to which a single Interest Period is in effect.

“Bridge Commitment Letter” means the commitment letter in respect of a senior unsecured 364-day bridge facility described therein, dated as of December 15, 2019, among the Company, Icon, Morgan Stanley, Credit Suisse Loan Funding LLC and Credit Suisse AG, as amended from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in New York City.

“Cash” means, at any time, cash as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes as at the date of this Agreement currency on hand, demand deposits with financial institutions and other similar deposit accounts.

“Cash Equivalents” means, at any time, cash equivalents as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes as at the date of this Agreement short term instruments having not more than three months to final maturity and highly liquid instruments readily convertible to known amounts of cash.

“Change in Law” means the occurrence, after the date of this Agreement, or, with respect to any Lender that becomes a party to this Agreement after the date hereof, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” when used in reference to any (a) any Advance or any Borrowing, refers to whether such Advance or the Advances comprising such Borrowing, are 3-Year Tranche Advances or 5-Year Tranche Advances and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or a 5-Year Tranche Commitment.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means each 3-Year Tranche Commitment and each 5-Year Tranche Commitment, as applicable.

“Commitment Termination Date” has the meaning set forth in Section 2.05(c).

“Company” has the meaning specified in the recital of parties.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of the Parent and its Subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting therefrom: (i) all current liabilities, including current maturities of long-term debt and of obligations under capital leases; and (ii) the total of the net book values of all assets of the Parent and its Subsidiaries, properly classified as intangible assets under U.S. generally accepted accounting principles (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP (subject to the provisions of Section 1.03) recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) the net obligations of such Person in respect of Hedge Agreements, (h) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (i) [reserved], (j) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (k) all Debt of others referred to in paragraphs (a) through (j) above or paragraph (l) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) assets, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for assets or services irrespective of whether such assets are received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (l) all Debt referred to in paragraphs (a) through (k) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. “Debt for Borrowed Money” of a person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such person other than any amounts which would be classified as indebtedness, in accordance with GAAP, which arise under any Hedge Agreements.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, subject to Section 2.20(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for two or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority or instrumentality thereof or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(c)) upon notification of such determination by the Agent to the Company, and the Lenders.

“Disclosure Documents” means the Remainco SEC Documents and the RMT Partner SEC Documents (each as defined in the Neptune Acquisition Agreement as in effect on December 15, 2019) filed or furnished with the SEC on or prior to the Effective Date.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, its office set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent.

“Dupont” means DuPont de Nemours, Inc., a Delaware corporation.

“Early Opt-in Election” means the occurrence of: (1) (i) a determination by the Agent or (ii) a notification by the Required Lenders to the Agent (with a copy to the Company) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.22 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Screen Rate, and (2) (i) the election by the Agent with the written consent of the Company (such consent not to be unreasonably withheld or delayed) or (ii) the election by the Required Lenders with the written consent of the Company (such consent not to be unreasonably withheld or delayed) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent and the Company of written notice of such election to the Lenders or by the Required Lenders and the Company of written notice of such election to the Agent.

“EEA Financial Institution” has the meaning specified in Section 9.14.

“EBITDA” of a Person means, for any Relevant Period, net income (or net loss) plus the sum of: (a) interest expense; (b) income tax expense; (c) depreciation expense; (d) amortization expense and all other non-cash charges; (e) extraordinary or unusual losses deducted in calculating net income less extraordinary or unusual gains added in calculating net income, (f) all non-recurring non-cash expenses and charges, (g) any non-cash gains or losses from asset sales, (h) non-cash purchase accounting adjustments, (i) customary costs and expenses incurred in connection with the transactions contemplated by the Loan Documents, (j) non-cash stock-based compensation expense for such period, (k) other expenses reducing such net income which do not represent a cash item in such period or any future period less all non-cash items increasing net income which do not represent a cash item in such period or any future period, and (l) costs and expenses incurred in connection with the Palate Transactions and the Neptune Transactions and customary costs and expenses incurred in connection with acquisitions, investments, issuances of equity and incurrence of indebtedness to the extent any such transaction is not prohibited by this Agreement, in each case determined in accordance with GAAP for the Relevant Period.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver pursuant to Section 412 of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Lending Office” means, with respect to any Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office) or such other office, branch or Affiliate as such Lender may hereafter designate as its Eurocurrency Lending Office by notice to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing (a) an interest rate per annum appearing on the LIBOR Screen Rate as of approximately 11:00 A.M. (London time) on the date two Business Days before the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise and similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member” means (i) prior to the consummation of the Neptune Acquisition, each of the Company and its Subsidiaries, (ii) on and after the consummation of the Neptune Acquisition, Icon and its Subsidiaries and (iii) any other entity which has been established by the Company or its Subsidiaries for the purpose of financing the Special Cash Payment.

“Guaranty” means a Guaranty executed by Icon in favor of the Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, wastes or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant, or which can form the basis for liability, under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Icon” means International Flavors & Fragrances Inc., a New York corporation.

“Icon Revolving Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2011, among Icon and certain of its Subsidiaries party thereto, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (as amended, amended and restated, supplemented, modified or replaced from time to time).

“Icon Debt Assumption” means an assumption by Icon of the obligations of the Company under this Agreement and the other Loan Documents pursuant to the Icon Debt Assumption Supplement in accordance with Section 9.21.

“Icon Debt Assumption Supplement” means a supplement to this Agreement executed by the Company and Icon and acknowledged by the Agent, substantially in the form of Exhibit G.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the information memorandum dated January 2020, as modified or supplemented prior to the date hereof, used by the Agent in connection with the syndication of the Commitments.

“Interest Period” means for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period for Eurocurrency Rate Advances shall be one, two, three or six months; provided, however, that:

(a)    the Company may not select any Interest Period (i) for any 3-Year Tranche Advance that ends after the 3-Year Tranche Maturity Date or (ii) for any 5-Year Tranche Advance that ends after the 5-Year Tranche Maturity Date;

(b)    Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)    [reserved];

(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)    whenever the first day of any Interest Period for Eurocurrency Rate Advances occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“IRS” means the United States Internal Revenue Service.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning set forth in the introductory paragraph to this Agreement.

“Leverage Ratio” means the ratio of Net Debt as of the end of any Relevant Period to Consolidated EBITDA of the Group Members, in each case on a consolidated basis, in respect of such Relevant Period.

“LIBOR Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, on or the approximate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” shall mean this Agreement, the Guaranty, the Icon Debt Assumption and any Note.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations of Icon and its Subsidiaries (including, following the Neptune Acquisition, the Company) taken as a whole.

“Material Adverse Effect” means a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Group Members taken as a whole; (b) the rights and remedies of the Agent or any Lender under the Loan Documents; or (c) the ability of the Company and Icon taken as a whole to perform their payment obligations under the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Morgan Stanley” has the meaning set forth in the introductory paragraph of this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA, and that (a) is maintained for employees of the Parent or any ERISA Affiliate and at least one Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Neptune Acquired Business” means the Company and its Subsidiaries.

“Neptune Acquisition” means the acquisition of all of the shares of the Company by Icon immediately following the Neptune Separation pursuant to the Neptune Acquisition Agreement.

“Neptune Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 15, 2019 (together with the exhibits and schedules thereto), among Dupont, the Company, Icon and Neptune Merger Sub I Inc., a wholly owned subsidiary of Icon, as amended and in effect from time to time.

“Neptune Acquisition Agreement Representations” means such of the representations made by or with respect to the Neptune Acquired Business in the Neptune Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that Icon or its affiliates have the right (taking into account any applicable cure provisions) to decline to consummate the Neptune Acquisition or to terminate Icon’s or its affiliates’ obligations (or otherwise do not have an obligation to close) under the Neptune Acquisition Agreement as a result of a failure of such representations in the Neptune Acquisition Agreement to be true and correct.

“Neptune Separation” means, collectively, (i) the transfer by Dupont to the Company, or to the applicable member of the Company’s group of affiliated companies, the capital stock of certain entities and certain assets, liabilities and operations of Dupont’s nutrition and bioscience business, (ii) the making of the Special Cash Payment by the Company pursuant to the terms of the Neptune Separation Agreement and (iii) the distribution of 100% of the outstanding shares of the common stock of the Company (by way of dividend, exchange offer or a combination of both) to the stockholders of Dupont.

“Neptune Separation Agreement” means that certain Separation and Distribution Agreement, dated as of December 15, 2019 (together with the exhibits and schedules thereto, and including the Separation Plan, as defined therein), by and among Dupont, the Company and Icon, as amended and in effect from time to time.

“Neptune Transactions” means the Neptune Acquisition, the Neptune Separation, the execution, delivery and performance by the Company of this Agreement, the execution and delivery by Icon of the Guaranty (or in lieu or replacement thereof, the Icon Debt Assumption, as applicable), the making of the Advances hereunder and the use of the proceeds thereof, the making of the Special Cash Payment and the other transactions contemplated by or related to the foregoing.

“Net Debt” means Debt for Borrowed Money less Cash and Cash Equivalents.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means any 3-Year Tranche Note and any 5-Year Tranche Note, as applicable.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Nutrition & Biosciences” means Nutrition & Biosciences, Inc., a Delaware corporation, and any successor by merger thereto pursuant to the Neptune Transactions.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Palate Transactions” means the acquisition by Icon of Frutarom Industries Ltd. pursuant to that certain Agreement and Plan of Merger dated as of May 7, 2018 (together with the exhibits and schedules thereto), among Icon, Icon Newco Ltd. and Frutarom Industries Ltd. and the other transactions contemplated by or related to the foregoing.

“Parent” means (i) prior to the consummation of the Neptune Acquisition, the Company and (ii) on and after the consummation of the Neptune Acquisition, Icon.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(c); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; (c) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance and other social security laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in the ordinary course of business; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the real property encumbered thereby unmarketable or materially adversely affect the use of such real property for its present purposes; (e) any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Group Member; (f) any Lien arising solely by virtue of the maintenance of a bank account by any Group Member in the ordinary course of business pursuant to the general terms and conditions of the bank with which such account is held; and (g) any Lien arising by operation of law and in the ordinary course of trading.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any political subdivision or agency thereof or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, which is maintained for employees of the Parent or any ERISA Affiliate.

“Pre-Funded Account” means an account in the name of the Agent or an Affiliate of the Agent.

“Pre-Funding Date” has the meaning specified in Section 3.03.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by Icon or, if any such rating agency shall have issued more than one such rating, the most recent such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 7 under the definition of “Applicable Margin”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Qualifying Acquisition” has the meaning specified in Section 5.03.

“Ratable Share” means, with respect to any Lender at any time, the percentage of the total Commitments held by such Lender.

“Reacquisition Sale and Leaseback Transaction” has the meaning specified in Section 5.02(b)(v).

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 9.07(c).

“Regulation U” has the meaning specified in Section 4.01(g).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Period” means, as of any date, the four fiscal quarter period of the Parent most recently ended on or as of such date.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Commitments; provided that if the Required Lenders are being determined only with respect to a specific Class, then the Required Lenders of such applicable Class shall be the Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Advances of such Class owing to such Lenders, or if no principal amount is then outstanding, Lenders having in excess of 50% of the Commitments of such Class; provided, further, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Return Date” has the meaning specified in Section 3.03.

“S&P” means S&P Global Ratings or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory with which dealings are broadly restricted or prohibited by Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any other Person with whom dealings are restricted or prohibited by Sanctions (including by reason of ownership or control).

“Sanctions” means economic or financial sanctions enforced by the United States government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any laws or regulations threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Significant Subsidiary” means (x) following the consummation of the Neptune Acquisition and prior to its release from its obligations as the “Company” hereunder in accordance with Section 9.21, Nutrition & Biosciences and (y) any Subsidiary of the Parent that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Single Employer Plan” means any Plan that is subject to Title IV of ERISA, but that is not a Multiemployer Plan or a Multiple Employer Plan.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their Debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their Debts and other liabilities, subordinated, contingent or otherwise, as such Debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Company and its Subsidiaries, on a consolidated basis, are able to pay their Debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business, and (iv) the Company and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the applicable date of determination, would reasonably be expected to become an actual and matured liability.

“Special Cash Payment” means the Special Cash Payment (as defined in the Neptune Separation Agreement as in effect on December 15, 2019).

“Specified Representations” means the representations and warranties of, and only with respect to, the Company set forth in Sections 4.01(a), 4.01(b)(i) and (iii) (with respect to subclause (iii), limited to non-contravention of any agreement or instrument evidencing Debt for borrowed money of the Company in a committed or an outstanding aggregate principal amount in excess of $100,000,000 determined on a pro forma basis giving effect to the Neptune Transactions and without giving effect to any “materiality” qualification with respect thereto), 4.01(d), 4.01(g), 4.01(h), 4.01(l) (limited to the last sentence thereof), 4.01(n) and 4.01(o).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Fee Letter” means the fee letter in respect of, among other things, the unsecured term loan facility contemplated by this Agreement, dated as of December 15, 2019, by and among the Company, Icon, Morgan Stanley, Credit Suisse Loan Funding LLC and Credit Suisse AG.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Credit Exposure” means, as to any Lender at any time, the sum of the aggregate principal amount at such time of its outstanding Advances and Commitments.

“Type” refers to the character of an Advance as a Base Rate Advance or a Eurocurrency Rate Advance.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(g).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Company and Morgan Stanley, as Agent.

Section 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of December 2, 2016 and any similar lease entered into after December 2, 2016 by such Person shall be accounted for as obligations relating to an operating lease and not as a capital lease.

Section 1.04.    Pro Forma Calculations. For the purpose of calculating Consolidated EBITDA for any period, if during such period any Group Member shall have made a material acquisition or material disposition (with materiality calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended) (including for the avoidance of doubt, the Neptune Acquisition and the acquisition of Frutarom Industries Ltd. by Icon (as referenced in the definition of “Palate Transactions”)), Consolidated EBITDA shall be calculated giving pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended) thereto as if such material acquisition or material disposition occurred on the first day of such period.

Section 1.05.    Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g. a “3-Year Tranche Advance”) and/or by Type (e.g., a “Eurodollar 3-Year Tranche Advance”). Borrowings also may be classified and referred to by Class (e.g., a “3-Year Tranche Borrowing”) or by Type (e.g., a “Eurodollar 3-Year Tranche Borrowing”).

Section 1.06.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.07.    Benchmark Replacement. The Agent does not warrant nor accept any responsibility nor shall the Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Eurocurrency Rate or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.    The Advances.

(a)    Subject to Sections 2.05 and 3.03, and subject to and upon the other terms and conditions set forth in this Agreement, each 3-Year Tranche Lender severally agrees to make a 3-Year Tranche Advance to the Company in Dollars on the Closing Date up to an aggregate principal amount not exceeding such Lender’s 3-Year Tranche Commitment. The 3-Year Tranche Commitment of each 3-Year Tranche Lender shall automatically expire on the Closing Date after giving effect to the 3-Year Tranche Advances made pursuant to this Section 2.01(a) on such date (but, with respect to each such 3-Year Tranche Lender, only to the extent that such Lender fulfills its obligation to make such 3-Year Tranche Advances on such date).

(b)    Subject to Sections 2.05 and 3.03, and subject to and upon the other terms and conditions set forth in this Agreement, each 5-Year Tranche Lender severally agrees to make a 5-Year Tranche Advance to the Company in Dollars on the Closing Date up to an aggregate principal amount not exceeding such Lender’s 5-Year Tranche Commitment. The 5-Year Tranche Commitment of each 5-Year Tranche Lender shall automatically expire on the Closing Date after giving effect to the 5-Year Tranche Advances made pursuant to this Section 2.01(b) on such date (but, with respect to each such 5-Year Tranche Lender, only to the extent that such 5-Year Tranche Lender fulfills its obligation to make such 5-Year Tranche Advances on such date).

(c)    Except as provided for in Section 3.03, Advances made under this Section 2.01 and paid or prepaid may not be reborrowed.

Section 2.02.    Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (New York City time) on the second Business Day prior to either the Closing Date or (if applicable) the Pre-Funding Date, in the case of a Eurocurrency Rate Advance, or (y) noon (New York City time) on the Business Day prior to either the Closing Date or (if applicable) the Pre-Funding Date, in the case of a Base Rate Advance, by the Company to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, via email or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) the Class of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and (v) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment of such Lender. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, subject to Section 3.03 (if applicable), the Agent will make such funds available to the Company at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b)    [Reserved]

(c)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or is not in an integral multiple of $1,000,000 in excess thereof, or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Borrowings.

(d)    Each Notice of Borrowing shall be irrevocable and binding on the Company; provided however, that any Notice of Borrowing may be conditioned on the occurrence of any event, in which case such notice may be revoked by the Company (by notice delivered to the Agent on or prior to the date of the proposed Borrowing (whether into the Pre-Funded Account pursuant to Section 3.03 or otherwise)) if such condition is not satisfied (it being understood that any revocation of a Notice of Borrowing shall be subject to the provisions in the succeeding sentence). In the case of a Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any loss (excluding any loss of profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)    Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, the higher of the interest rate applicable at the time to the Advances comprising such Borrowing and the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the higher of the Federal Funds Rate and the cost of funds incurred by the Agent in respect of such amount, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(f)    [Reserved]

(g)    The failure of any Lender to make the Advances to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.    [Reserved].

Section 2.04.    Fees. (a) Commitment Fees. The Company agrees to pay or cause to be paid to the Agent for the ratable account of each Lender a commitment fee equal to 0.150% per annum times the actual daily undrawn Commitments (as such amounts shall be adjusted to give effect to any reductions of the Commitments pursuant to Section 2.05), which fees will accrue during the period commencing on March 14, 2020 and ending on and including the earlier of (x) the Closing Date and (y) the date of termination of the Commitments, payable in arrears on the earlier of the Closing Date and the date of termination of the Commitments; provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent, including such fees indicated in the Term Fee Letter.

Section 2.05.    Termination or Reduction of the Commitments. (a) The Company shall have the right, upon at least one Business Day’s notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of Commitments of any Class of the Lenders under this

Agreement; provided that each partial reduction (x) shall be in the minimum aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) shall be made ratably among the Lenders in accordance with their Commitments of such Class; provided further, that any notice of termination or reduction by the Company may be conditioned on the occurrence of any event, in which case such notice may be revoked by the Company (by notice delivered to the Agent on or prior to the date of the proposed termination or reduction) if such condition is not satisfied.

(b)    The Company shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Commitment under this Section 2.05(b), provided the Company will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued commitment fee payable to such Defaulting Lender pursuant to Section 2.04(a) and all other amounts payable to such Defaulting Lender hereunder (including but not limited to any increased costs, additional interest or other amounts owing under Section 2.11, any indemnification for taxes under Section 2.14, and any compensation payments due as provided in Section 9.04(c); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 9.04 and its obligations under Section 9.04 shall survive such release and discharge as to matters occurring prior to such date and (ii) no claim that the Company may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way, and the aggregate amount of the Commitments of the Lenders once reduced pursuant this Section 2.05(b) may not be reinstated; provided, further, however, that if pursuant to this Section 2.05(b), the Company shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances of any Class owing to such Defaulting Lender, then the Company shall pay or cause to be paid a ratable payment of principal and interest to all Lenders with Advances of such Class who are not Defaulting Lenders.

(c)    The aggregate Commitments hereunder shall be permanently reduced to zero on the earliest of (i) the consummation of the Neptune Acquisition without using any Advances under this Agreement, (ii) the date on which the Neptune Acquisition Agreement is terminated in accordance with its terms without the closing of the Neptune Acquisition, (iii) receipt by the Agent of written notice from the Company of its election to terminate all Commitments hereunder in full pursuant to Section 2.05(a) above and (iv) 11:59 P.M. (New York City time) on March 15, 2021, (or if the Initial Outside Date (as defined in the Neptune Acquisition Agreement as in effect on December 15, 2019) shall have been extended to a date not later than 11:59 P.M. (New York City time) on June 15, 2021 as provided in Section 10.1(c) of the Neptune Acquisition Agreement as in effect on December 15, 2019, then on such Extended Outside Date (as defined in the Neptune Acquisition Agreement)) (the “Commitment Termination Date”).

Section 2.06.    Repayment of Advances; Amortization.

(a)    The Company shall repay on the 3-Year Tranche Maturity Date to the Agent for the ratable account of the 3-Year Tranche Lenders the aggregate principal amount of all unpaid 3-Year Tranche Advances made to the Company outstanding on such date.

(b)    Following the third anniversary of the Closing Date, the Company shall repay the 5-Year Tranche Advances to the Agent for the ratable account of the 5-Year Tranche Lenders (which repayments shall be adjusted from time to time pursuant to Section 2.10(a)), each such repayment to be made on the last Business Day of each March, June, September and December, in an aggregate principal amount equal to 2.5% of the 5-Year Tranche Advances funded on the Closing Date (or, if applicable, the Pre-Funding Date). The Company shall repay on the 5-Year Tranche Maturity Date to the Agent for the ratable account of the 5-Year Tranche Lenders the aggregate principal amount of all unpaid 5-Year Tranche Advances made to the Company outstanding on such date.

Section 2.07.    Interest on Advances. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)    Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurocurrency Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or such Advance shall be paid in full.

(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Company to pay interest (“Default Interest”) on (i) the unpaid principal amount of each overdue Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.08.    Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b)    If, with respect to any Eurocurrency Rate Advances, the Agent determines, or the Required Lenders notify the Agent, that the Eurocurrency Rate for any Interest Period for such Advances (1) will not adequately reflect the cost to the Lenders of making, funding or maintaining their Eurocurrency Rate Advances for such Interest Period, (2) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of any applicable Eurocurrency Rate Advance or (3) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Advance, the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) the Company will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(c).

(c)    If the Company shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)    [Reserved].

(e)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefore, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)    If the LIBOR Screen Rate is unavailable, subject to Section 2.22 below,

(i)    the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)    each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) Convert into a Base Rate Advance, and

(iii)    the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.09.    Optional Conversion of Advances. The Company may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type and one Class comprising the same Borrowing into Advances of the other Type of the same Class; provided, however, that (1) any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, (2) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than

$10,000,000 or in an integral multiple of $1,000,000 in excess thereof, (3) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and (4) each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders with Advances comprising such Borrowing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company giving such notice.

Section 2.10.    Prepayments of Advances. The Company may, upon notice not later than 11:00 A.M. (New York City time) one Business Day prior to the date of such prepayment, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Advances of any Class comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than $10,000,000 or a multiple of $1,000,000 in excess thereof, and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Company shall be obligated to reimburse the Lenders in respect of any such Borrowing pursuant to Section 9.04(c) for any such prepayment other than on the last day of the Interest Period for such Advance. Optional prepayments shall be applied to Advances (and, in the case of 5-Year Tranche Advances, to amortization payments thereof) as directed by the Company, and absent any direction, shall be applied (x) to 3-Year Tranche Advances and 5-Year Tranche Advances pro rata and (y) in the case of 5-Year Tranche Advances, to the amortization payments required by Section 2.06 in direct order of maturity. Any notice of prepayment by the Company may be conditioned on the occurrence of any event, in which case such notice may be revoked by the Company (by notice delivered to the Agent on or prior to the date of the proposed prepayment) if such condition is not satisfied. The Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such notice of prepayment the applicable conditions set forth therein, including, without limitation, any loss (excluding any loss of profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender in anticipation of such prepayment, as a result of such failure, is not made on such date.

Section 2.11.    Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and demonstrating in reasonable detail the calculations used, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. In preparation of any certificate by a Lender or other Recipient under this subsection (c), such Person shall not be required to disclose any information that such Person reasonably deems to be confidential or proprietary. The Company shall pay such Lender orRecipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements with similarly situated borrowers.

Section 2.12.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances, (a) each Eurocurrency Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13.    Payments and Computations. (a) The Company shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)    Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the higher of the Federal Funds Rate and the cost of funds incurred by the Agent in respect of such amount, plus any administrative, processing or similar fees customarily charge by the Agent in connection with the foregoing.

Section 2.14.    Taxes. (a) [Reserved].

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.14, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, as determined under U.S. federal income tax principles, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15.    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances of any Class or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances of such Class and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances of such Class and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances of such Class and other amounts owing them; provided that

(a)    so long as the Advances of such Class shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender of such Class shall be shared on a pro rata basis only with other Lenders of such Class;

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances of such Class to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Company in the amount of such participation

Section 2.16.    Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company agrees that (i) upon notice by any 3-Year Tranche Lender to the Company (with a copy of such notice to the Agent) to the effect that a 3-Year Tranche Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the 3-Year Tranche Advances owing to, or to be made by, such 3-Year Tranche Lender, the Company shall promptly execute and deliver to such 3-Year Tranche Lender a 3-Year Tranche Note payable to such 3-Year Tranche Lender in a principal amount up to the 3-Year Tranche Commitment of such 3-Year Tranche Lender and (ii) upon notice by any 5-Year Tranche Lender to the Company (with a copy of such notice to the Agent) to the effect that a 5-Year Tranche Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the 5-Year Tranche Advances owing to, or to be made by, such 5-Year Tranche Lender, the Company shall promptly execute and deliver to such 5-Year Tranche Lender a 5-Year Tranche Note payable to such 5-Year Tranche Lender in a principal amount up to the 5-Year Tranche Commitment of such 5-Year Tranche Lender.

(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each

Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder with respect to each Class of Advances and (iv) the amount of any sum received by the Agent from the Company hereunder with respect to each Class of Advances and each applicable Lender’s share thereof.

(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

Section 2.17.    Use of Proceeds. The proceeds of the Advances shall be used solely to finance, in part, the Special Cash Payment and the payment of fees and expenses in connection therewith.

Section 2.18.    [Reserved]

Section 2.19.    [Reserved]

Section 2.20.    Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, any amount paid by the Company or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until the payment in full of all obligations of the Company hereunder, and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders of the applicable Class, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders of the applicable Class hereunder in respect of this Agreement, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Lenders of the applicable Class hereunder in respect of this Agreement ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders of the applicable Class, and sixth, after the payment in full in cash of all obligations of the Company hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section 2.20, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Company, the Agent or any Lender may have against such Defaulting Lender.

(c)    If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances under this Agreement and funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares, whereupon such Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.21.    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Company or the assignee assuming such obligations shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.22.    Benchmark Replacement.

(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Company may amend this Agreement to replace the LIBOR Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Company so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Screen Rate with a Benchmark Replacement pursuant to this Section 2.22 will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent, with the written consent of the Parent (such consent not to be unreasonably withheld or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Required Lenders, in each case with the consent of the Company (such consent not to be unreasonably withheld or delayed), pursuant to Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to Section 2.22.

(d)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurodollar Rate Borrowing of, Conversion to or continuation of Eurodollar Rate Advances to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or Conversion to Base Rate Advances. During any Benchmark Unavailability Period, the component of this Base Rate based upon One Month LIBOR will not be used in any determination of Base Rate.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.    Conditions to Effective Date. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which all of the following conditions precedent have been satisfied:

(a)    The Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)    The Company shall have paid all accrued fees due and payable under the Term Fee Letter and all reasonable and documented out-of-pocket expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent) required to be paid pursuant to this Agreement, in the case of expenses to the extent invoiced at least three Business Days prior to the Effective Date.

(c)    Each of the Lenders shall have received, at least three Business Days in advance of the Effective Date, all documentation and other information with respect to the Company, as has been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date, required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act and including a Beneficial Ownership Certification if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(d)    Subject to Section 3.05, on the Effective Date, the following statement will be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that the Specified Representations, other than Section 4.01(n), are correct on and as of the Effective Date.

(e)    The Agent shall have received on or before the Effective Date (x) the 3-Year Tranche Notes to the extent requested by 3-Year Tranche Lenders pursuant to Section 2.16 and (y) the 5-Year Tranche Notes to the extent requested by the 5-Year Tranche Lenders pursuant to Section 2.16, in each case, to the extent requested at least three Business Days in advance of the Effective Date.

(f)    The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of the Company hereto on the Effective Date, and authorization by the Board of Directors or other similar governing body of the Company of this Agreement and the other Loan Documents and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents, as applicable.

(g)    The Agent shall have received a certificate of the Secretary or an Assistant Secretary or comparable officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other Loan Documents.

(h)    The Agent shall have received a favorable opinions of (x) Erik T. Hoover, General Counsel of the shareholder of the Company and (y) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in each case, in a form reasonably satisfactory to the Agent and as to such other matters as any Lender through the Agent may reasonably request.

Section 3.02.    Conditions to Borrowing on the Closing Date. The occurrence of the Closing Date and the availability to the Company of the proceeds of the Advances on the Closing Date (including by way of a release of the proceeds from the Pre-Funded Account) is subject solely to the satisfaction of the following conditions:

(a)    The Effective Date shall have occurred.

(b)    Each of the Neptune Acquisition and the Neptune Separation shall be consummated substantially concurrently with the funding to the Company of the Advances, in all material respects in accordance with, as applicable, the Neptune Acquisition Agreement and the Neptune Separation Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Company or Icon that are materially adverse to the Lenders or the Arrangers (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that changes in the amount of the Special Cash Payment pursuant to the Neptune Separation Agreement in effect on December 15, 2019 shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers if, in the case of a reduction of the Special Cash Payment, subject to the applicable mandatory prepayment and commitment reduction provisions of the bridge facility contemplated by the Bridge Commitment Letter, the Commitments are reduced dollar-for-dollar (with such reduction applied pro rata between the 3-Year Tranche Commitments and the 5-Year Tranche Commitments).

(c)    (x) To the extent provided to Morgan Stanley and Credit Suisse Loan Funding LLC, in their capacities as joint lead arrangers for the bridge facility contemplated by the Bridge Commitment Letter, the Agent shall have received, (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of Icon and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of Icon and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date and for the corresponding periods of the prior fiscal year; provided that in each case the financial statements required to be delivered by this subclause (x) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under such Act on Form S-3. The Arrangers hereby acknowledge receipt of the financial statements in the foregoing subclause (x)(i) for the fiscal years ended December 28, 2018, December 29, 2017 and December 30, 2016. Icon’s filing of any required audited financial statements with respect to Icon on Form 10-K or required unaudited financial statements with respect to Icon on Form 10-Q, in each case, will satisfy the requirements under subclauses (x)(i) or (x)(ii), as applicable.

(y) To the extent provided to Morgan Stanley and Credit Suisse Loan Funding LLC, in their capacities as joint lead arrangers for the bridge facility contemplated by the Bridge Commitment Letter, the Agent shall have received, (i) U.S. GAAP audited combined balance sheets, statements of income and comprehensive income, of equity and of cash flows for the Neptune Acquired Business as of and for the Required Periods (as defined in the Neptune Acquisition Agreement) applicable to the Distribution Registration Statement (as defined in the Neptune Acquisition Agreement) and (ii) U.S. GAAP unaudited quarterly combined balance sheets, statements of income and comprehensive income, of equity and of cash flows for the Neptune Acquired Business as of and for the Required Periods (as defined in the Neptune Acquisition Agreement) applicable to the Distribution Registration Statement (as defined in the Neptune Acquisition Agreement); provided that the Company’s filing with the Securities and Exchange Commission of any required financial statements with respect to the Neptune Acquired Business as part of the Distribution Registration Statement (as defined in the Neptune Acquisition Agreement) will satisfy the requirements under subclauses (y)(i) or (y)(ii), as applicable.

(z) To the extent provided to Morgan Stanley and Credit Suisse Loan Funding LLC, in their capacities as joint lead arrangers for the bridge facility contemplated by the Bridge Commitment Letter, the Agent shall have received pro forma financial statements, in each case as would be required to be included in the Securities Filings (as defined in the Neptune Acquisition Agreement) and which shall meet the requirements of

Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to the Securities Filings (as defined in the Neptune Acquisition Agreement); provided, however, to the extent such pro forma financial statements are filed by Icon or the Company with the Securities and Exchange Commission, the condition set forth in this subclause (z) shall be deemed satisfied.

(d)    The Agent shall have received copies of the Distribution Registration Statement and the RMT Partner Registration Statement (each as defined in the Neptune Acquisition Agreement as in effect on December 15, 2019).

(e)    Except as otherwise disclosed or identified in:

(x) the Remainco SEC Documents (as defined in the Neptune Acquisition Agreement as in effect on December 15, 2019) filed or furnished with the Securities Exchange Commission on or prior to December 15, 2019 (excluding any disclosures (other than statements of historical fact) in any risk factors section or in any “forward-looking statement” disclaimer); provided that this exception shall apply only to the extent that the relevance of such disclosure to this clause (e) is reasonably apparent on its face, or

(y) the Spinco Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Spinco Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of the Neptune Acquisition Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of Article V or Article VI of the Neptune Acquisition Agreement (as in effect on December 15, 2019) for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), since December 31, 2018, there shall not have been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. “Spinco Material Adverse Effect” and each other capitalized term used in this clause (e) shall have the meanings assigned thereto in the Neptune Acquisition Agreement (as in effect on December 15, 2019) for the purposes of this clause (e).

(f)    Upon giving effect to the Neptune Transactions, the Company and its subsidiaries shall have no Debt other than pursuant to the bridge facility contemplated under the Bridge Commitment Letter, Debt incurred under this Agreement or any other Permanent Financing (as defined in the Bridge Commitment Letter), other than as contemplated by the Neptune Separation Agreement or as permitted under the Neptune Acquisition Agreement.

(g)    Each of the Neptune Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects after giving effect to the making of the Advances on the Closing Date and there shall be no Default hereunder (limited to no Default under Section 6.01(a), Section 6.01(c) (limited to intentional breaches of Section 5.02(b) by the Company only) and Section 6.01(e) (with respect to the Company only)).

(h)    The Agent shall have received (i) a solvency certificate from the chief executive officer, chief financial officer, treasurer or assistant treasurer of the Company, which shall be substantially in the form attached hereto as Exhibit E, (ii) a Notice of Borrowing, which shall be substantially in the form attached hereto as Exhibit B, (iii) a certificate dated the Closing Date and signed by a responsible officer of the Company confirming the satisfaction of the conditions precedent in paragraphs (b), (e), (f) and (g) of this Section 3.02 and certifying that there has been no change to the matters contained in the certificates, resolutions or other equivalent documents since the date of their delivery pursuant to Section 3.01(f) and (g) (or otherwise attaching any applicable updates thereto) and (iv) at least three Business Days in advance of the Closing Date, all documentation and other information with respect to the Company, as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date, required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act and including a Beneficial Ownership Certification if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(i)    The Agent and the Lenders shall have received (or shall simultaneously receive) all fees and, to the extent invoiced at least three Business Days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date pursuant to the Term Fee Letter and this Agreement.

Section 3.03.    Funding of the Advances Prior to the Closing Date. The Company may request in the applicable Notice of Borrowing, which shall be delivered in accordance with Section 2.02, that the Lenders fund their Ratable Share of the applicable Borrowing one Business Day in advance of the anticipated Closing Date (which anticipated Closing Date shall have been reasonably determined by the Company upon delivering such Notice of Borrowing) (such requested date of funding, the “Pre-Funding Date”), in which case, each Lender shall make available to the Agent its Ratable Share of the applicable Borrowing in same day funds not later than 1:00 P.M. (New York City time) on the Pre-Funding Date in accordance with Section 2.02, as if such Pre-Funding Date was the applicable date of Borrowing; provided that all conditions set forth in Section 3.02 (other than Sections 3.02(b), (e), (f) and (g)) shall be satisfied on such Pre-Funding Date. The parties hereby agree that (i) the Advances so funded shall accrue interest as contemplated by Section 2.07 from the Pre-Funding Date and be due and payable to the Lenders on the dates set forth in and otherwise in accordance with Section 2.07 (except to the extent provided in clause (y) of the immediately succeeding sentence), as if such Advances were funded to the Company on the Pre-Funding Date, (ii) all fees that would have been payable to the Lenders on the Closing Date pursuant to Section 3.02(i) shall be due and payable on the Pre-Funding Date and (iii) the proceeds of the Advances shall not be released from the Pre-Funded Account until the Closing Date occurs in accordance with Section 3.02. If the Closing Date does not occur on or before the earlier of the third Business Day after the Pre-Funding Date and the Commitment Termination Date, then on the Business Day immediately following such earlier date (such date, the “Return Date”), (x) the Advances shall be repaid immediately, (y) the Company shall pay all interest accrued thereon from the Pre-Funding Date to the Return Date (together with any such amounts owed under Section 9.04(c), calculated as if the return of such funds was a prepayment of Advances in an equal principal amount on the Return Date) and (z) if the Commitment Termination Date has not occurred, the Commitments shall be restored to the amount they would have been at but for the funding of the Advances on the Pre-Funding Date. The Company shall be liable for all accrued and unpaid interest, fees and other expenses as provided for herein, including any fees and expenses of the Agent in connection with the establishment and maintenance of the Pre-Funded Account.

Section 3.04.    Determinations Under Section 3.01, 3.02 and 3.03. For purposes of determining compliance with the conditions specified in Section 3.01, 3.02 or 3.03, as the case may be, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, the Closing Date or the Pre-Funding Date (as applicable) to the Company specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date, the Closing Date and the Pre-Funding Date (as applicable) and each such notice shall be conclusive and binding.

Section 3.05.    Certain Funds Availability. Notwithstanding anything to the contrary herein (including Section 6.01), during the period from and including the Effective Date and to and including the Closing Date (after giving effect to the funding of the Advances on such date), and notwithstanding (i) that any representation given on the Effective Date or the Closing Date (excluding the Specified Representations and Neptune Acquisition Agreement Representations constituting conditions to the Closing Date) was incorrect, (ii) any failure by the Company to comply with the affirmative covenants and negative covenants or the existence of any Default or Event of Default (excluding (i) compliance on the Closing Date with Section 5.02(b) to the extent constituting a condition precedent to the Closing Date or (ii) the occurrence and continuation of any Event of Default under this Agreement with respect to Section 6.01(a) or Section 6.01(e) (with respect to the Company only)), (iii) any provision to the contrary in this Agreement, any other Loan Document or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Agent nor any Lender shall be entitled to (a) cancel any of its Commitments (except as set forth in Section 2.05(c)), (b) rescind, terminate or cancel this Agreement or any Loan Document or any of its Commitments hereunder or exercise any right or remedy under this Agreement or any Loan Document, to the extent to do so would restrict, prevent, limit or delay the making of its Advance on the Closing Date or the Pre-Funding Date, as applicable, (c) refuse to participate in making its Advance on the Closing Date or the Pre-Funding Date, as applicable or (d) exercise any right of set-off or counterclaim in respect of its Advance to the extent to do so would prevent, limit or delay the making of its Advance on the Closing Date or the Pre-Funding Date, as applicable; provided that from the Closing Date after giving effect to the funding of the Advances on such date, all of the rights, remedies and entitlements of the Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing. In addition, notwithstanding anything to the contrary in this Agreement, any other Loan Document or otherwise, the only representations the accuracy of which shall be a condition to the availability of Advances on the Closing Date shall be the Neptune Acquisition Agreement Representations and the Specified Representations to the extent set forth in Section 3.02(g) and the only defaults the absence of which shall be a condition to the availability of Advances on the Closing Date shall be the Defaults set forth in Section 3.02(g).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties. On the Effective Date (solely with respect to the Specified Representations, other than Section 4.01(n)) and on the Closing Date (with respect to all representations and warranties set forth below), the Company represents and warrants as follows:

(a)    Status. The Company is duly organized or duly incorporated (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b)    Power and Authority. The execution, delivery and performance by each Group Member of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, are within such Group Member’s corporate powers, have been duly authorized by all necessary corporate action, and do not conflict with (i) such Group Member’s charter, by-laws or other constitutive documents or (ii) any law or (iii) any material contractual restriction, or to the knowledge of such Group Member, any other contractual restriction, binding on or affecting such Group Member.

(c)    Validity and Admissibility in Evidence. All Authorizations required (i) for the due execution, delivery and performance by each Group Member of the Loan Documents to which it is a party or (ii) to make the Loan Documents to which any Group Member is a party admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect.

(d)    Binding Obligations. Each Loan Document once delivered will have been duly executed and delivered by each Group Member which is a party thereto and each Loan Document once delivered will be the legal, valid and binding obligation of such Group Member enforceable against it in accordance with its terms except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and to the power of courts to stay proceedings for the execution of judgments.

(e)    Financial Statements. The consolidated balance sheet of Icon and its subsidiaries as at December 28, 2018, and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for Icon and its subsidiaries for the financial year then ended, accompanied by an opinion of the Icon’s auditors, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of Icon and its subsidiaries as at such date and the Consolidated results of the operations of the Icon and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Since December 28, 2018, there has been no Material Adverse Change.

(f)    No Proceedings Pending or Threatened. There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Group Member before any court, governmental agency or arbitrator that (i) except as disclosed in the Disclosure Documents (excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature), could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated thereby.

(g)    Margin Stock Regulations. Neither the Company nor Icon is engaged, principally or as one of its important activities, in the business of extending and neither the Company nor Icon will, principally or as one of its important activities, extend credit for the purpose of purchasing or carrying margin stock (within the meaning of the United States Regulation U issued by the Board of Governors of the United States Federal Reserve System (“Regulation U”)), and no proceeds of any Advances will be used directly or indirectly to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulation U.

(h)    Investment Company. Neither the Company nor Icon is required to be registered as an “investment company” under the Investment Company Act of 1940.

(i)    No Misleading Information.

(i)    Any written or formally presented information taken as a whole and other than projections, estimates and other forward-looking materials and information of a general economic or industry nature provided by the Company or any of its Subsidiaries or Icon or any of its Subsidiaries for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided.

(ii)    Nothing has been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum, when taken as a whole, being untrue or misleading in any material respect.

(iii)    All written or formally presented information taken as a whole and other than projections, estimates and other forward-looking materials and information of a general economic or industry nature (other than the Information Memorandum taken as a whole and other than projections, estimates and other forward-looking materials and information of a general economic or industry nature) supplied by the Company or any of the Company’s Subsidiaries or by Icon or any of Icon’s Subsidiaries to the Agent or any Lender is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect (after giving effect to any supplements and updates provided thereto).

(iv)    The information included in any Beneficial Ownership Certification delivered hereunder is accurate in all material respects.

(j)    [Reserved].

(k)    [Reserved].

(l)    Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by each Group Member and its directors, officers, employees and agents with Anti-Corruption Laws and applicable anti-money laundering laws and Sanctions, and each Group Member and its directors, officers and, to the knowledge of such Group Member, its employees and agents, when acting on behalf of such Group Member, are in compliance with Anti-Corruption Laws and applicable anti-money laundering laws and Sanctions in all material respects. None of (a) the Group Members or any of their respective directors or officers or (b) to the knowledge of the Parent, any employee or agent of such Group Member that will act in any capacity in connection with this Agreement established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable anti-money laundering laws or Sanctions.

(m)    [Reserved].

(n)    Solvency. On the Closing Date after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

(o)    Patriot Act. The Parent is in compliance in all material respects with applicable provisions of the Patriot Act.

(p)    Event of Default. No Default or Event of Default has occurred and is continuing.

ARTICLE 5

COVENANTS

Section 5.01.    Affirmative Covenants. From and after the Closing Date and for so long as any Advance shall remain unpaid:

(a)    Authorization. Each of the Company and Icon shall promptly (i) obtain, comply with and do all that is necessary to maintain in full force and effect; and (ii) supply certified copies to the Agent of, any Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform all of its payment and other material obligations under any Loan Document to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Loan Document.

(b)    Compliance with Laws. Each Group Member shall comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws and Environmental Permits, except where (i) non-compliance would not, in the aggregate, have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by each Group Member and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable anti-money laundering laws and Sanctions.

(c)    Taxes. Each Group Member shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become overdue, (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its assets and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its assets; provided, however, that no Group Member shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(d)    Maintenance of Insurance. Each Group Member shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Group Member operates; provided, however, that each Group Member may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Group Member operates and to the extent consistent with prudent business practice.

(e)    Preservation of Corporate Existence, Etc. Each Group Member shall preserve and maintain its corporate existence, rights (charter and statutory) and franchises, provided, however, that any Group Member may consummate any merger or consolidation permitted under Section 5.02(b) (including for the avoidance of doubt, the Neptune Separation and the Neptune Acquisition) and provided further that none of the Group Members shall be required to preserve any right or franchise if the preservation thereof is no longer desirable in the conduct of the business of the Group Members, and that the loss thereof is not disadvantageous in any material respect to the Group Members or the Lenders.

(f)    Keeping of Books. Each Group Member shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each such Group Member in accordance with, and to the extent required by, generally accepted accounting principles in effect from time to time.

(g)    Maintenance of Properties, Etc. Each Group Member shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where failure to do so would not result in a Material Adverse Effect.

(h)    Reporting Requirements. Icon shall furnish to the Agent (which shall make available to the Lenders):

(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Icon, the Consolidated balance sheet of the Icon and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Icon and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified

(subject to year-end audit adjustments and the absence of footnotes) by a financial officer of Icon as having been prepared in accordance with generally accepted accounting principles in effect at such date and a certificate of a financial officer of Icon as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Icon shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of Icon, a copy of the annual audit report for such year for Icon and its Subsidiaries, containing the Consolidated balance sheet of Icon and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Icon and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of comparable size and of international reputation (which opinion shall be unqualified as to going concern and scope of audit) and a certificate of a financial officer of Icon as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Icon shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)    as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of an officer of the Parent setting forth details of such Default and the action that the Parent or the applicable Group Member has taken or proposes to take with respect thereto;

(iv)    promptly after the sending or filing thereof, copies of all material reports that the Parent sends to any of its securityholders, and copies of all material reports and registration statements that any Group Member files with the Securities and Exchange Commission or any national securities exchange;

(v)    promptly after the commencement thereof, notice of all material actions and proceedings before any court, governmental agency or arbitrator affecting any Group Member of the type described in Section 4.01(f); and

(vi)    such other information respecting any Group Member as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Parent pursuant to paragraphs (i), (ii) and (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on its website on the Internet at www.iff.com (or any successor website) or is made publicly available on the Securities and Exchange Commission’s EDGAR database provided that the Parent notifies the Agent that such reports have been posted and that such web site is accessible by the Agent and the Lenders; and provided further that paper copies of the reports and financial statements referred to in Sections 5.01(h)(i), (ii) and (iv) shall be delivered by the Parent to the Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

(i)    Visitation Rights. The Parent shall, at any reasonable time and with reasonable prior notice and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Group Member, and to discuss the affairs, finances and accounts of the Group Members with any of their officers or directors and with their independent certified public accountants; provided however, rights of the Agent and the Lenders shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would reasonably be expected to result in violation or other breach of any third-party confidentiality agreements). Unless an Event of Default has occurred and is continuing, the Agent and the Lenders shall be limited to one visit in any year, to be coordinated through the Agent.

(j)    Guaranty. On the Closing Date, immediately following the consummation of the Neptune Separation and Neptune Acquisition, unless the Icon Debt Assumption shall have occurred, Icon shall (i) guarantee all of the Company’s obligations hereunder (and agree to comply with the covenants and agreements hereunder which are applicable to the Parent and its Subsidiaries) by executing and delivering to the Agent the Guaranty and (ii) deliver to the Agent documents with respect to Icon of the types referred to in clauses (c), (f), (g) and (h) of Section 3.01, all in form and substance reasonably satisfactory to the Agent. Icon shall be automatically released from its obligations under the Guaranty upon the occurrence of the Icon Debt Assumption in accordance with Section 9.21. The Lenders irrevocably authorize the Agent (1) to enter into the Guaranty and (2) to, at the sole expense of the Parent, execute and deliver any documentation reasonably requested by the Company or Icon to evidence any release in accordance with the immediately preceding sentence.

Section 5.02.    Negative Covenants. From and after the Closing Date and for so long as any Advance shall remain unpaid:

(a)    Liens, Etc. No Group Member shall create or suffer to exist, or permit any of their Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of their Subsidiaries to assign, any right to receive income, other than:

(i)    Permitted Liens;

(ii)    purchase money Liens upon or in any real property or equipment acquired or held by any Group Member in the ordinary course of business to secure the purchase price of such real property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such real property or equipment, or Liens existing on such real property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such real property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any assets of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any assets not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Lien referred to in this paragraph (ii) shall not exceed $250,000,000 (or its equivalent in another currency or currencies) at any time outstanding;

(iii)    Liens on assets of a Person existing at the time such Person is merged into or consolidated with any Group Member or becomes a Group Member or a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Group Member or acquired by such Group Member;

(iv)    other Liens securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $500,000,000 (or its equivalent in another currency or currencies) and (y) 15% of Consolidated Net Tangible Assets;

(v)    the replacement, extension or renewal of any Lien permitted by paragraph (iii) above, provided that such replacement, extension or renewal shall not extend to or cover any assets not subject to the Lien being replaced, extended or renewed and provided further that the grantor of the Lien as obligor of the relevant Debt shall not change and the amount of the Debt secured thereby shall not increase as a result of such replacement, extension or renewal;

(vi)    any Liens or pledges for the benefit of any Group Member arising by reason of deposits to qualify such Group Member to maintain self-insurance;

(vii)    any Lien with respect to judgments and attachments that do not result in an Event of Default;

(viii)    Liens or assignments of accounts receivable arising in the ordinary course of business under supply chain financing arrangements;

(ix)    Liens existing on the date of this Agreement granted by the Company or any of its Subsidiaries or Icon or any of its Subsidiaries and securing Debt or other obligations outstanding on the date of this Agreement, as set forth on Schedule 5.02(a); and

(x)    any Liens arising in connection with customary escrow arrangements with lenders and other financing sources or any agent with respect to Debt to fund the Special Cash Payment pending consummation of the Neptune Separation and the Neptune Acquisition.

(b)    Mergers, Etc. The Company and Icon shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Group Members, taken as a whole, to any person, or permit any of its Subsidiaries to do so, except that:

(i)    any Subsidiary of the Parent (other than, prior to the release of its obligations as “the Company” in accordance with Section 9.21, Nutrition & Biosciences) may (A) merge or consolidate with or into any other Subsidiary of the Parent or an entity that will substantially concurrently therewith become a Subsidiary of the Parent (provided if such merger or consolidation involves the Parent or, prior to the release of its obligations as “the Company” in accordance with Section 9.21, Nutrition & Biosciences, the Parent or Nutrition & Biosciences, as applicable, shall be the surviving entity or successor) or (B) dispose of its assets to any other Subsidiary of the Parent;

(ii)    any Group Member may merge into or dispose of assets to the Parent;

(iii)    the liquidation or reorganization of any Group Member (other than the Parent or, prior to the release of its obligations as “the Company” in accordance with Section 9.21, Nutrition & Biosciences) is permitted so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to a Group Member;

(iv)    [reserved];

(v)    any Group Member may dispose of an asset to a Person which is not a Group Member on terms that such asset is to be reacquired by a Group Member (a “Reacquisition Sale and Leaseback Transaction”); provided that the principal obligations of such Group Member, when aggregated with the principal obligations of the Group Members in respect of all other Reacquisition Sale and Leaseback Transactions entered into after the date hereof, do not exceed $300,000,000 (or its equivalent in another currency or currencies), provided, in each case, that no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

Notwithstanding anything to the contrary in this Section 5.02(b), the transactions contemplated in the Neptune Separation Agreement and the Neptune Acquisition Agreement shall be permitted.

(c)    [Reserved]

(d)    Change in Nature of Business. The Parent shall not make, or permit any of its Subsidiaries to make, any material change (other than pursuant to the Neptune Acquisition Agreement or Neptune Separation Agreement) in the nature of the business of the Group Members, taken as a whole, as carried on at the date hereof.

(e)    Subsidiary Debt. None of the Subsidiaries of the Company nor any of the Subsidiaries of Icon (other than the Company prior to the occurrence of the Icon Debt Assumption) shall create or suffer to exist, any Debt other than:

(i)    Debt owed to the Company or Icon or to a wholly-owned Subsidiary of the Company or Icon;

(ii)    Debt (not falling within the other paragraphs of this Section 5.02(e)) aggregating for all of the Company’s and Icon’s Subsidiaries (other than, prior to the Icon Debt Assumption, the Company) not more than $1,750,000,000 (or its equivalent in another currency or currencies) at any one time outstanding;

(iii)    endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iv)    Debt owed pursuant to the Loan Documents;

(v)    Debt which is effectively subordinated to the payment obligations of the Company to the Lenders hereunder to the reasonable satisfaction of the Agent;

(vi)    Debt under any Hedge Agreements entered into with any Lender or any Affiliate of any Lender for the purpose of hedging risks associated with the Group Members’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks) in the ordinary course of business consistent with past practice and not for speculative purposes;

(vii)    Debt arising as a result of any Group Member entering into a Reacquisition Sale and Leaseback Transaction provided that the principal obligations of such Group Member, when aggregated with the principal obligations of all of the Group Members in respect of all other Reacquisition Sale and Leaseback Transactions entered into after the date hereof, do not exceed $300,000,000 (or its equivalent in another currency or currencies;

(viii)    Debt of Subsidiaries of Icon owed under the Icon Revolving Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $2,000,000,000;

(ix)    Guarantees by any Subsidiary of Debt otherwise permitted pursuant to this Section 5.02(e); and

(x)    After the occurrence of the Icon Debt Assumption, Guarantees by Nutrition & Biosciences of Debt of Icon in an aggregate principal amount not to exceed $250,000,000.

(f)    Use of Proceeds. The Company will not request any Borrowing, and no Group Member shall use, and each Group Member shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or otherwise, in each case in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.03.    Financial Covenant. So long as any Advance shall remain unpaid, the Parent shall maintain a Leverage Ratio as of the last day of any Relevant Period of not more than (i) 4.50 to 1.00 commencing on the last day of the first full fiscal quarter period of Icon ended after the Closing Date until and including the last day of the third full fiscal quarter after the Closing Date, (ii) then 4.25 to 1.00 until and including the last day of the sixth full fiscal quarter after the Closing Date and (iii) thereafter 3.50 to 1.00; provided that, commencing after the last day of the sixth full fiscal quarter after the Closing Date, if any Group Member consummates an acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, for which it paid at least $500,000,000 in consideration (a “Qualifying Acquisition”), the maximum Leverage Ratio shall step up to no greater than 3.75 to 1.00, which shall be reduced to 3.50 to 1.00 as of the end of the third full fiscal quarter after such Qualifying Acquisition.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing at any time on or after the Closing Date:

(a)    Non-payment. The Company shall fail to pay any principal of any Advance when the same becomes due and payable after the same becomes due and payable; or the Company shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)    Misrepresentation. Any representation or warranty made by the Company herein or by the Company or Icon (or any of their officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    Other Obligations. (i) The Parent or its applicable Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(h)(iii), 5.02 or 5.03 or (ii) the Parent or its applicable Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d)    Cross Default. Any Group Member shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $250,000,000 in the aggregate of such Group Member, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    Insolvency. The Parent or any of its Significant Subsidiaries shall (i) generally not pay its debts as such debts become due, (ii) admit in writing its inability to pay its debts generally, (iii) make a general assignment for the benefit of creditors; or (iv) any proceeding shall be instituted by or against the Parent or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Judgments. Judgments or court orders for the payment of money in excess of $250,000,000 in the aggregate shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or court order or (ii) there shall be any period of 30 consecutive days during which such judgment or court order shall not have been satisfied, vacated or stayed by reason of a pending appeal or otherwise; provided, however, that any such judgment or court order shall not be an Event of Default under this subsection (f) if and for so long as (i) the amount of such judgment or court order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or court order; or

(g)    Change of Control or Ownership. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Icon (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Icon; or (ii) unless the Icon Debt Assumption has occurred, the Company shall cease to be a wholly-owned Subsidiary of Icon; or (iii) during any period of up to 24 consecutive months, commencing on the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Icon (together with any successors appointed, nominated or elected by such directors in the ordinary course) shall cease for any reason to constitute a majority of the board of directors of Icon; provided, that neither the consummation of the Neptune Separation nor the consummation of the Neptune Acquisition shall constitute an Event of Default under this clause (g); or

(h)    ERISA. The Parent or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $250,000,000 in the aggregate as a result of one or more of the following (and in each case (i) through (iii), only if such event or condition, together with all other such events or condition, if any, would reasonably be expected to have a Material Adverse Effect): (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Parent or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)    Guaranty. (i) Unless the Icon Debt Assumption shall have occurred, Icon shall not have executed and delivered the Guaranty and complied with the other requirements set forth in Section 5.01(j) on the Closing Date, or (ii) at any time after the execution and delivery of the Guaranty and prior to the Icon Debt Assumption, except to the extent in accordance with the terms of the Guaranty or this Agreement: (w) any material provision of the Guaranty ceases to be in full force and effect, (x) any Group Member contests in writing the validity or enforceability of the Guaranty, (y) Icon denies in writing that it has any or further liability or obligation under the Guaranty or (z) Icon revokes, terminates or rescinds in writing the Guaranty;

then, and in any such event (subject to the provisions of Section 3.05), the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE 7

[RESERVED]

ARTICLE 8

THE AGENT

Section 8.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions (except as explicitly provided for in Section 8.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02.    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.    Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, the Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as the Agent shall reasonably determine) prior to the exercise of any directed actions and may refrain from taking any such directed actions until such clarification or direction that is satisfactory to the Agent is received;

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)    Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

Section 8.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Agreement as well as activities as Agent.

The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 8.06.    Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and subject, so long as no Event of Default is continuing, to the approval of the Company (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, in consultation with and subject, so long as no Event of Default is continuing, to the approval of the Company (such approval not to be unreasonable withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07.    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (a) all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the definition of “Required Lenders” or the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) [reserved], (iv) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, (v) amend this Section 9.01 or (vi) release the Guaranty (other than in accordance with the express terms of Section 5.01(j)); or (b) each Lender directly affected thereby, do any of the following: (i) increase the Commitments of the Lenders or extend the Commitment Termination Date, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, any 3-Year Tranche Note or any 5-Year Tranche Note; provided, further that any amendment, waiver or consent that affects the rights or obligations of Lenders of one Class differently than the Lenders of the other Class shall additionally require the consent of the Lenders of each such Class representing the Required Lenders with respect to such Class.

Section 9.02.    Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or facsimile as follows:

(i)    if to the Company:

(A)    prior to the Closing Date, to it at c/o DuPont de Nemours, Inc., Chestnut Run Plaza Bldg., 730,974 Centre Road, Wilmington, Delaware 19805, Attention of Frank Markey, Vice President and Assistant Treasurer (Telephone No. (302) 892-7146; E-mail: Francis.Xavier.Markey@dupont.com); and

(B)    on and following the Closing Date, to it at c/o Icon, 521 W. 57th Street, New York, New York, 10019, Attention of Treasurer (Facsimile No. (212) 708-7130; Telephone No. (212) 708-7231; E-mail: John.Taylor@iff.com);

(ii)    if to Icon, to it at 521 W. 57th Street, New York, New York, 10019, Attention of Treasurer (Facsimile No. (212) 708-7130; Telephone No. (212) 708-7231; E-mail: John.Taylor@iff.com);

(iii)    if to the Agent, to Morgan Stanley Senior Funding, Inc. at 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, Maryland 21231, Attention: Morgan Stanley Loan Operations (Group Hotline. (917) 260-0588; E-mail: agency.borrowers@morganstanley.com); and

(iv)    if to a Lender, to it at its address (or facsimile number or e-mail) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent, the Parent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    The Parent agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Parent’s, the Company’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf the Parent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.    Costs and Expenses. (a) Costs and Expenses. The Company shall pay upon demand and presentation of a statement of account (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one New York counsel for the Agent and if reasonably necessary, a single local counsel for the Agent in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) in connection with the syndication of the facility contemplated under this Agreement, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent and any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Agent and any Lender taken as a whole and, if reasonably necessary, a single local counsel for the Agent and any Lender taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest among the Agent, the Arrangers and the Lenders, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04(a), or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)    Indemnification by the Company. The Company shall indemnify the Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee but excluding loss of anticipated profits, business or anticipated savings), incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials at, on, under, in, to or from any property currently or, to the extent of liability of or related to the any Group Member with respect to such property, formerly owned, leased or operated by any Group Member, any Environmental Action related in any way to any Group Member or any other liability of or related to any Group Member related to Environmental Laws, Environmental Permits or Hazardous Materials, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that any such indemnity as provided in this Section 9.04(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) a material breach of the obligations under this Agreement of such Indemnitee or (B) are related to any investigation, litigation, or proceeding (each, a “Proceeding”) that does not arise from any act or omission by the Company, Icon or their respective affiliates and that is brought by any Indemnitee against any other Indemnitee (other than any claims against the Agent in its capacity or in fulfilling its role as agent with respect to this Agreement and other than any claims arising out of any act or omission on the part of the Company or its affiliates); provided that the Agent and the Arrangers to the extent fulfilling their respective roles as an agent or arranger under or in connection with this Agreement and in their capacities as such, shall remain indemnified in respect of such Proceedings to the extent that none of the exceptions set forth in any of clauses (x) or (y) of clause (A) above applies to such Person at such time; provided further that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest among the Agent, the Arrangers and the Lenders, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole). This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Breakage Indemnity. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such Advance as a result of a payment or Conversion, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.21(b), or if the Company fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, the Company shall, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it reasonably incurs as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)    Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent, or any Related Party of the Agent, each Lender severally agrees to pay to the Agent, such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such, or against any Related Party of the Agent acting for the Agent in its capacity as such; provided, further, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities or related expenses to the extent they are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Agent. The obligations of the Lenders under this paragraph (c) are several, and the failure of any Lender to perform its obligations under this paragraph (c) shall not affect any other Lender’s obligations under this paragraph nor shall any Lender be responsible for the failure of any other Lender to perform its obligations under this paragraph.

(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages, including without limitation, any loss of profits, business or anticipated savings (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof; provided that nothing in this clause (e) shall relieve the Company of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(g)    Survival. Each party’s obligations under Section 2.11, Section 2.14 and this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 9.05.    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law and subject to exceptions of mandatory law in the country of incorporation of the Company or Icon, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Company or Icon against any and all of the obligations of the Company or Icon now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or Icon may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.06.    Binding Effect. On the Effective Date, this Agreement shall become effective and shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders, except as otherwise permitted by this Agreement, including without limitation, Section 5.02(b) and Section 9.21.

Section 9.07.    Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b) (i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    (i) prior to the funding of the Advances on the Closing Date, the consent of the Company and Icon shall be required and (ii) after the funding of the Advances on the Closing Date, the consent of the Company and Icon (such consent not to be unreasonably withheld or delayed) shall be required; provided that, solely in the case of this clause (ii), no such consent shall be required with respect to any assignment if (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that, solely in the case of this clause (ii), the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof; and

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or the Parent or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(c) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Company (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance; and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including their obligations under Section 2.14); (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (which indemnity or similar payment obligation should be retained by the Granting Lender); and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the

United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (x) with notice to, but without prior consent of the Company and the Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. No Company shall be required to pay any amount under Sections 2.11, 2.12, 2.14, 9.04(a), (b) and (c) that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.

Section 9.08.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, in such case and in the case of clauses (b) and (c) above, the Agent or such Lender, as applicable, shall notify the Company and/or Icon, as applicable, promptly thereof prior to disclosure of such Information, to the extent practicable and it is not prohibited from doing so by any law or regulation or by such subpoena or legal process and except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any 3-Year Tranche Note or any 5-Year Tranche Note or any action or proceeding relating to this Agreement, any 3-Year Tranche Note or 5-Year Tranche Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement ((it being understood that such actual or prospective assignee or participant will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) any actual or prospective risk protection provider or party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder (it being understood that such actual or prospective party will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arrangers or customary market standards for the dissemination of such Information), (iii) any rating agency on a confidential basis (limited to the information contained in this Agreement), (iv) the CUSIP Service Bureau or any similar organization or (v) to market data collectors, similar service providers to the lending industry (limited to generic information about this Agreement), and service providers to the Arranger in connection with the administration and management of this Agreement, (g) with the written consent of the Company, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or

(y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company unless the Agent or such Lender, as applicable, has actual knowledge that such source was required to keep such Information confidential or (i) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from any Group Member or relating to any Group Member or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such Group Member, provided that, in the case of information received from any Group Member after the date hereof, such information is clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.09.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Group Member, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA and 29 C.F.R. 2510.3-101) of one or more Benefit Plans in connection with the Advances or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Group Member, that none of the Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.10.    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided that (a) the definition of “Spinco Material Adverse Effect” and the determination of whether there shall have occurred a “Spinco Material Adverse Effect” (as defined in the Neptune Acquisition Agreement), (b) the determination of whether the Neptune Acquisition and/or the Neptune Separation has been consummated in accordance with the Neptune Acquisition Agreement and/or the Neptune Separation Agreement, as applicable and (c) the determination of whether the Neptune Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof Icon (or its Affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate to consummate the Neptune Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Neptune Acquisition Agreement shall, in each case be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

(b)    Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction in connection with the exercise of any rights under any agreement related to collateral provided hereunder that is governed by laws other than the law of the State of New York or to enforce a judgment obtained from a court in New York.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.11.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12.    [Reserved]

Section 9.13.    [Reserved]

Section 9.14.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.“

EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 9.15.    Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company and Icon, which information includes the name and address of the Company and Icon, and to the extent applicable, a

Beneficial Ownership Certification, and other information that will allow such Lender or the Agent, as applicable, to identify the Company and Icon in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Company shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.16.    [Reserved]

Section 9.17.    No Fiduciary Duty. Each Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Company. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Agent, the Bookrunners, Arrangers, syndication agent, documentation agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Bookrunners, Arrangers, syndication agent, documentation agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.18.    [Reserved]

Section 9.19.    Waiver of Jury Trial. Each of the Company, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.20.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii)    As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.21.    Assumption by Icon of the Company’s Obligations. At any time after the consummation of the Neptune Acquisition, Icon may expressly assume all the obligations of “the Company” under this Agreement by delivering to the Agent (i) an Icon Debt Assumption Supplement executed by the Company and Icon (and which shall be acknowledged by the Agent) together with (ii) documents with respect to Icon of the types referred to in clauses (c), (f), (g) and (h) of Section 3.01, all in form and substance reasonably satisfactory to the Agent whereupon (x) Icon will assume and become obligated to perform all obligations of the Company and have all of the rights of the Company pursuant to this Agreement and the other Loan Documents, and (y) so long as it shall not be a guarantor of Debt of Icon in an aggregate principal amount in excess of $250,000,000 (or shall be released from any such guarantee of Debt in excess of such amount substantially concurrently with the occurrence of the Icon Debt Assumption), Nutrition & Biosciences shall be released from all of its obligations as “the Company” pursuant to this Agreement and the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Francis Markey
Name: Francis Markey
Title: Vice President and Assistant Treasurer

[Signature Page to Neptune Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Neptune Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Neptune Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to Neptune Term Loan Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ Andrew Shockley
Name: Andrew Shockley
Title: Assistant Vice President

[Signature Page to Neptune Term Loan Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Director

[Signature Page to Neptune Term Loan Credit Agreement]

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to Neptune Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Signature Page to Neptune Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brandon Weiss
Name: Brandon Weiss
Title: Vice President

[Signature Page to Neptune Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Neptune Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Richard Eisenberg
Name: Richard Eisenberg
Title: Managing Director

[Signature Page to Neptune Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Denis Waltrich
Name: Denis Waltrich
Title: Director

[Signature Page to Neptune Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Neptune Term Loan Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Christine Cai
Name: Christine Cai
Title: Vice President

By:	/s/ Gang Duan
Name: Gang Duan
Title: Executive Director

[Signature Page to Neptune Term Loan Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Louise Gough
Name: Louise Gough
Title: Vice President

By:	/s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

[Signature Page to Neptune Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Jeffrey Flagg
Name: Jeffrey Flagg
Title: Authorized Signatory

[Signature Page to Neptune Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul E. Rouse
Name: Paul E. Rouse
Title: Vice President

[Signature Page to Neptune Term Loan Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert Levins
Name: Robert Levins
Title: Senior Credit Manager

[Signature Page to Neptune Term Loan Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Beck
Name: James Beck
Title: Associate Director

[Signature Page to Neptune Term Loan Credit Agreement]